Exhibit 99.1

News Release

AGL Resources Reports First Quarter 2011 Earnings

▪	Diluted earnings per share (EPS) of $1.59 versus $1.73 in first quarter 2010; Non-GAAP diluted EPS of $1.63 excludes Nicor Inc. merger expenses

▪	First quarter 2011 EBIT of $239 million compared to $255 million in 2010; $21 million of decline due to reduced non-cash hedge gains

▪	Nicor Inc. proposed merger remains on track to close in second half of 2011

ATLANTA, May 3, 2011 -- AGL Resources Inc. (NYSE: AGL) today reported first quarter net income of $124 million, or $1.60 per basic share ($1.59 per diluted share), compared to net income of $134 million, or $1.74 per basic share ($1.73 per diluted share), reported for the same period last year. Excluding the effect of $0.04 per share of costs related to the proposed merger announced in December 2010 with Nicor Inc., the first quarter 2011 non-GAAP EPS was $1.64 per basic share and $1.63 per diluted share.

“We are pleased with our solid performance during the first quarter off the year. Results in our largest segment – distribution operations – increased by 4 percent as we are now operating under new rate programs in Atlanta and Chattanooga relative to last year,” said John W. Somerhalder II, AGL Resources Chairman, President and Chief Executive Officer. “Our proposed merger with Nicor remains on track. Last month we received antitrust clearance from the Department of Justice and our registration statement with the Securities and Exchange Commission was declared effective. On April 28, the Illinois Commerce Commission staff and other interveners filed testimony related to the merger, and we will be formulating our response over the coming weeks. The transition teams from AGL Resources and Nicor continue to meet regularly to ensure that we will be well-positioned for efficient integration when we close the transaction later this year.”

Said Andrew W. Evans, AGL Resources Executive Vice President and Chief Financial Officer, “Our first quarter results demonstrate AGL Resources’ resilience in the face of continued weakness in the housing markets and persistently low natural gas price volatility. Our distribution operations segment improved year over year, and we also saw stronger commercial activity at Sequent relative to last year, offset primarily by lower non-cash hedge gains in the first quarter of 2011.” Continued Evans, “We successfully issued $500 million in 30-year senior notes during the quarter, $300 million of which was used to repay senior notes that matured in January, with the remaining $200 million to be used to fund a portion of the financing required for our proposed merger with Nicor. We continue to maintain a strong balance sheet, ample liquidity and good access to the capital markets.”

FIRST QUARTER 2011 BUSINESS SEGMENT RESULTS

Distribution Operations

The distribution operations segment contributed EBIT (earnings before interest and taxes) of $141 million for the first quarter of 2011, compared to $136 million for the same period in 2010. Operating margin increased $11 million, primarily driven by higher revenues at Atlanta Gas Light of $9 million as a result of the rate decision in October 2010 and higher regulatory infrastructure program revenues. Additionally, Elizabethtown Gas’ revenues increased by $3 million as a result of higher regulatory infrastructure program revenues. These improvements were offset by lower operating margin at Florida City Gas of $1 million primarily due to warmer weather.

Operating expenses increased $5 million relative to the prior-year period, driven mainly by higher compensation and benefit costs as well as an increase in depreciation expenses.

Retail Energy Operations

The retail energy operations segment, consisting of SouthStar Energy Services, contributed EBIT of $68 million for the first quarter of 2011, compared to $74 million for the same period in 2010. Operating margin declined by $7 million, primarily driven by a decrease of $4 million resulting from lower average customer usage resulting from weather that was 25 percent warmer than last year’s first quarter. Additionally, SouthStar experienced a $2 million decrease relating to the increase in the number of customers switching to less profitable retail pricing plans, reflecting the increased competitiveness of the retail pricing market for natural gas in Georgia. Operating expenses decreased $1 million, mainly due to lower bad debt expenses.

Wholesale Services

The wholesale services segment, consisting primarily of Sequent Energy Management, contributed $33 million in EBIT in first quarter of 2011, compared to $43 million reported for the first quarter of 2010. Operating margin decreased $9 million for the first quarter of 2011 as compared to the prior-year period. During the quarter, Sequent experienced an $8 million increase in commercial activity compared to the prior first quarter. These gains were offset by a $21 million decline in non-cash storage and transportation hedge gains ($22 million during the first quarter of 2010 compared to $1 million during the first quarter of 2011). Storage hedge gains declined by $11 million and transportation hedge gains declined by $10 million. Hedge gains are affected primarily by the cost of natural gas and by changes in transportation basis spreads in the period.

Additionally, Sequent recorded an immaterial natural gas inventory valuation adjustment (lower-of-cost-or market, or LOCOM adjustment) during the first quarter of 2011, as compared to a required $4 million adjustment during the first quarter of 2010.

Operating expenses increased $1 million compared to the prior-year period, mainly due to increased incentive compensation and other expenses.

Sequent has $11 million in economic value locked-in at March 31, 2011 compared with $6 million at the same point last year. This economic value is expected to be recognized as operating revenues in 2011 and 2012 when the projected storage withdrawals occur. This withdrawal schedule can change in response to changes in market conditions, including changes in forward NYMEX natural gas prices.

Energy Investments

The energy investments segment contributed EBIT of $1 million for the first quarter of 2011, compared to EBIT of $3 million during the prior-year period. The decrease largely reflects a lack of earnings contribution following the divestiture of the AGL Networks business that was sold on July 1, 2010. AGL Networks contributed $3 million in EBIT in the first quarter last year.

INTEREST EXPENSE AND INCOME TAXES

Net interest expense for the first quarter of 2011 was $29 million, up $1 million from the first quarter of 2010. The increase in interest expense resulted from higher average debt outstanding, primarily the result of the additional long-term debt issuance in March 2011.

Income taxes for the first quarter of 2011 were $76 million, a $6 million decrease compared to the first quarter of 2010, reflecting lower consolidated earnings for the quarter relative to the prior year.

2011 EARNINGS OUTLOOK

AGL Resources continues to expect its 2011 earnings to be in the range of $3.10 to $3.20 per diluted share. This earnings expectation assumes normal weather and average volatility in natural gas prices and excludes all effects from the proposed merger with Nicor. However, unanticipated changes in these events or other circumstances could materially impact earnings, and could result in earnings for 2011 significantly above or below this outlook.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will hold a conference call to discuss its first quarter 2011 results on May 3 at 4 p.m. Eastern Daylight Savings Time. The conference call will be webcast, and can be accessed via the Investor Relations section of the company's Web site (www.aglresources.com), or by dialing 800/706-7741 in the United States or 617/614-3471 outside the United States. The confirmation code is 63099180. A replay of the conference call will be available by dialing 888/286-8010 in the United States or 617/801-6888 outside the United States, with a confirmation code of 35063031. A replay of the call also will be available on the Investor Relations section of the company's Web site for seven days following the call.

About AGL Resources

AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As an 85-percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana and Golden Triangle Storage in Texas. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release, in other reports or statements we file with the SEC or otherwise release to the public, and on our website, are forward-looking statements. Senior officers and other employees may also make verbal statements to analysts, investors, regulators, the media and others that are forward-looking. Forward-looking statements involve matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quote from John W. Somerhalder II and Andrew W. Evans and the information under the heading "2011 Earnings Outlook." Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; the impact of acquisitions and divestitures; direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including recent disruptions in the capital markets and lending environment and the current economic downturn; general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters such as hurricanes on the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information

Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations and on operating margin. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure that includes operating income, other income and expenses. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

In addition, in this press release AGL Resources has presented its earnings per share excluding expenses incurred with respect to the proposed Nicor merger.  As the company does not routinely engage in transactions of the magnitude of the proposed Nicor merger, and consequently does not regularly incur transaction-related expenses of correlative size, the company believes presenting EPS excluding Nicor merger expenses provides investors with an additional measure of AGL Resources’ core operating performance.

EBIT, operating margin and EPS excluding merger expenses should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income, net income attributable to AGL Resources Inc. or EPS as determined in accordance with GAAP. In addition, the company's EBIT, operating margin and non-GAAP EPS may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's Web site at http://www.aglresources.com/ under the Investor Relations section.

	AGL Resources Inc.
	Condensed Consolidated Statements of Income
	For the Three Months Ended
	March 31, 2011 and 2010
	Unaudited
	(In millions, except per share amounts)

	Three Months

	3/31/2011	3/31/2010	Fav/(Unfav)

Operating Revenues	$878	$1,003	$(125)

Cost of Gas	455	571	116

Operation and Maintenance Expenses	131	125	(6)

Depreciation and Amortization	41	40	(1)

Taxes Other Than Income Taxes	13	14	1

Total Operating Expenses	640	750	(110)

Operating Income	238	253	(15)
Other Income	1	2	(1)
Earnings Before Interest & Taxes	239	255	(16)
Interest Expense, Net	29	28	(1)

Earnings Before Income Taxes	210	227	(17)
Income Tax Expense	76	82	6

Net Income	134	145	(11)

Less Net Income Attributable to the Noncontrolling Interest	10	11	1
Net Income Attributable to AGL Resources Inc.	$124	$134	$(10)

Earnings Per Common Share
Basic	$1.60	$1.74	$(0.14)
Diluted	$1.59	$1.73	$(0.14)
Weighted Average Shares Outstanding
Basic	77.7	77.2	(0.5)
Diluted	78.0	77.6	(0.4)

	AGL Resources Inc.
	EBIT Schedule
	For the Three Months Ended
	March 31, 2011 and 2010
	Unaudited
	(In millions, except per share amounts)

	Three Months

	3/31/2011	3/31/2010	Fav/(Unfav)

Distribution Operations	$141	$136	$5
Retail Energy Operations	68	74	(6)
Wholesale Services	33	43	(10)
Energy Investments	1	3	(2)
Corporate	(4)	(1)	(3)
Consolidated EBIT	239	255	(16)
Interest Expense, Net	29	28	(1)
Income Tax Expense	76	82	6
Net Income	134	145	(11)

Less Net Income Attributable to the Noncontrolling Interest	10	11	1

Net Income Attributable to AGL Resources Inc.	$124	$134	$(10)

Earnings per Common Share
Basic	$1.60	$1.74	$(0.14)
Diluted	$1.59	$1.73	$(0.14)

	AGL Resources Inc.
	Reconciliation of Operating Margin to Operating Revenues
	For the Three Months Ended
	March 31, 2011 and 2010
	Unaudited
	(In millions)

	Three Months

	3/31/2011	3/31/2010	Fav/(Unfav)

Operating Revenues	$878	$1,003	$(125)
Cost of Gas	455	571	116
Operating Margin	$423	$432	$(9)